As Filed with the Securities and Exchange Commission on July26, 2006                                              Registration No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

IPIX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7379	52-2213841
(State or other jurisdiction of incorporation	(Primary Standard Industrial	(I.R.S. Employer
or organization)	Classification Code Number)	Identification No.)

12120 Sunset Hills Road, Suite 410
Reston, Virginia 20190
(703) 674-4100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
___________________

Clara M. Conti
President and Chief Executive Officer
IPIX Corporation
12120 Sunset Hills Road, Suite 410
Reston, Virginia 20190
(703) 674-4100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
___________________
Copies to
Matthew S. Heiter, Esq.
Richard F. Mattern, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
165 Madison Avenue, Suite 2000
Memphis, TN 38103
Telephone (901) 526-2000
Facsimile (901) 577-2303
_____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value per share, underlying senior convertible notes	7,661,440(1)	$0.56(3)	$4,290,406	$459.07
Common Stock, $0.001 par value per share, underlying warrants	5,338,560(2)	$0.56(3)	$2,989,594	$319.89
Total	13,000,000		$7,280,000	$778.96

(1)
The shares of common stock being registered hereunder are being registered for resale by the selling stockholders named in the prospectus who were issued the shares in a private offering that was completed on June 26, 2006. The shares consist of (i) 5,208,338 shares issuable upon conversion of senior convertible notes outstanding as of the date hereof issued to accredited investors and (ii) up to an additional 2,453,102 shares that may be issued in lieu of monthly interest payments and include an indeterminate number of shares issuable upon conversion of the senior convertible notes, as such number may be adjusted as a result of stock splits, stock dividends, anti-dilution provisions and similar transactions in accordance with Rule 416.

(2)
The shares consist of 5,338,560 shares issuable upon exercise of common stock purchase warrants outstanding as of the date hereof issued to accredited investors and include an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends, anti-dilution provisions and similar transactions in accordance with Rule 416.

(3)
The price of $0.56, which is the average of the high and low prices of the Registrant’s common stock on the Nasdaq Stock Market on July 24, 2006, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 26, 2006

PROSPECTUS

13,000,000 Shares

IPIX CORPORATION

Common Stock

This prospectus relates to 13,000,000 shares of common stock of IPIX Corporation that may be sold from time to time by the selling stockholders named on page 8 of this prospectus. The selling stockholders may offer their shares through public or private transactions, in or off the over-the-counter market in the United States, at prevailing market prices, or at privately negotiated prices. For details of how the selling stockholders may offer their shares of common stock, please see the section of this prospectus called “Plan of Distribution.” We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is traded on the Nasdaq Capital Market under the symbol “IPIX.” On July 24, 2006, the last reported sale price for our common stock on the Nasdaq Capital Market was $0.56 per share.
_______________________

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 2.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 26, 2006

__________________________

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “IPIX,” the “Company,” “us,” “our,” “registrant,” or “we” refer to IPIX Corporation and its consolidated subsidiaries.

IPIX Corporation

IPIX is a premium provider of immersive imaging products for government and commercial applications. We combine experience, patented technology and strategic partnerships to deliver visual intelligence solutions worldwide. Our immersive, 360 degree imaging technology has been used to create high-resolution digital still photography and video products for surveillance, visual documentation and forensic analysis.

Our principal executive offices are located at 12120 Sunset Hills Road, Suite 410, Reston, VA 20190, and our telephone number is (703) 674-4100. Our website is located at www.ipix.com. Information contained in our website is not part of this prospectus.

Securities Offered

The maximum number of shares of Common Stock issuable by the Company pursuant to this transaction if shareholder approval is not obtained is 5,529,027 shares, or 19.99% of the Company’s outstanding shares on the closing date of the transaction. If shareholder approval is obtained, the number of shares issuable by the Company pursuant to the transaction is 13,000,000, which are comprised of:

•
7,661,440 shares of our common stock, which consist of (i) 5,208,338 shares issuable upon conversion of senior convertible notes issued on June 26, 2006 to accredited investors and (ii) up to an additional 2,453,102 shares that may be issued in lieu of monthly interest payments on the senior convertible notes; and

•	5,338,560 shares of our common stock issuable upon the exercise of warrants issued on June 26, 2006.

Special Note on Forward Looking Statements

This prospectus and the documents and information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the information concerning our possible or assumed future operating results, business strategies, financing plans, competitive position, industry environment, the anticipated impact on our business and financial results of recent and future acquisitions, the effects of competition, our ability to produce new products in a cost-effective manner and estimates relating to our industry. Forward-looking statements may be identified by the use of words like “believes,” “intends,” “expects,” “may,” “will,” “should” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.

Actual results may differ materially from those expressed or implied by forward-looking statements for a number of reasons, including those appearing above in this prospectus under the heading “Risk Factors.” In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, you should be aware that the forward-looking events described in this prospectus and the documents incorporated by reference in this prospectus may not occur.

Risk Factors

You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the following risk factors, before deciding to invest in our Company. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could adversely affect the price of the notes and our common stock.

Our limited operating history and recent changes in our customer base makes it difficult to evaluate our business

In early 2004, we launched several new products for video surveillance and immersive photography. Additionally, in February 2005, we sold our AdMission business unit. As a result, we have a limited operating history of the Company in 2005 and upon which you can base an evaluation of our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that have undertaken a substantial business restructuring. To address these risks and uncertainties, we must, among other things:

• maintain and enhance our brand and expand our immersive product and service offerings;
• expand our customer base for all product offerings;
• attract, integrate, retain and motivate qualified personnel; and
• adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives.

We have a history of losses, and we expect to continue to incur losses and may not achieve or maintain profitability.

The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. As of December 31, 2005, we had a total accumulated deficit of approximately $541 million. Historically, our net sales have varied significantly. We will need to generate additional revenue to achieve profitability in the future. If we are unable to achieve profitability or to maintain profitability if achieved, it may have a material adverse effect on our business and stock price and we may be unable to continue operations at the current levels, if at all. We cannot provide any assurances that we will generate additional revenues or achieve profitability.

Additional capital or strategic alternatives may be required for us to continue our operations and as a result, our independent registered public accounting firm’s report includes an explanatory paragraph that states that significant matters exist that raise substantial doubt about our ability to continue as a going concern.

If we are not successful in increasing our revenues or cutting costs, we may be required to reduce operations further, seek additional equity financing or financing from other sources, or consider other strategic alternatives, including a possible merger, sale of assets or other business combination or restructuring transactions. There can be no assurances that additional financing or strategic alternatives will be obtainable on terms acceptable to us or that any additional financing would not be substantially dilutive to existing stockholders. The holders of our Series B preferred stock have rights that are senior to those of the holders of our common stock in the event of the sale of our Company or in the event of our liquidation, dissolution or winding up. We have included a “going concern” footnote in our audited financial statements for fiscal 2005. See Financial Statements - Note 3.

Our operating results are highly dependent on the development of new products and technologies, and marketing them in order to generate revenue from new markets

Our results are subject to risks related to our significant investment in developing and introducing new products and services. These risks include: (i) difficulties and delays in the development, production, testing and marketing of products and services; (ii) customer acceptance; (iii) the development of industry standards; (iv) the significant amount of resources we must devote to the development of new technology; and (v) the ability to differentiate our products or services and compete with other companies in the same markets.

We may not be able to develop and market new products and technologies and generate revenues. This could have a material adverse effect on our financial results.

Our operating results are highly dependent on obtaining adequate supplies of the components of our products

Our ability to meet customer demands depends, in part, on our ability to obtain timely and adequate delivery of quality materials, parts and components from our suppliers and external manufacturing capacity. Although we work closely with our suppliers to avoid these types of shortages, there can be no assurances that we will not encounter these problems in the future. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our revenues and operating results.

Failure to manage expenses would prevent us from achieving profitability

We may have to increase our operating expenses in order to increase our customer base, enhance our brand image and support our growing infrastructure. In order for us to become profitable, we must increase our revenues and gross profit margins sufficiently to cover current and future operating expenses. If we fail to do so, we may never achieve sustained profitability.

In late 2003, we reduced the number of employees in the business unit that previously supported our largest customer. In February of 2005, we sold this business unit to AdMission Corporation as previously disclosed. During 2005, we further reduced the number of employees in all functional areas of the Company. We continue to streamline our cost structure but recognize the need to increase some sales and marketing costs that directly benefit the sale of security products. As a result, we hope to lower our future break-even revenue level. If we fail to do so, we may be required to implement further cost reductions that could adversely affect our business.

Since the first half of 2000, we have been reducing costs and simplifying our product portfolios in all of our businesses; however, our overall costs have increased over the past three years. We discontinued product lines, exited businesses, consolidated operations and reduced our employee population. The impact of these cost-reduction efforts on our revenues and profitability may influence our ability to successfully complete these ongoing efforts; our ability to generate the level of cost savings we expect or that are necessary to enable us to effectively compete; the risk that we may not be able to retain key employees; and the performance of other parties under outsourcing arrangements.

Another cost-reduction action has been to develop outsourcing arrangements for the design and/or manufacture of certain products and components. If these third parties fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our orders and our revenues and operating results could be negatively impacted.

Our quarterly results may fluctuate, which could make financial forecasting difficult and increase volatility in our common stock

Our revenues and operating results may vary significantly from quarter-to-quarter. As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our limited operating history and restructuring, it may be difficult to predict our future revenues and results of operations accurately. It is likely that, in one or more future quarters, our operating results will fall below the expectations of investors. If this happens, the trading price of our common stock is likely to be materially and adversely affected.

We are dependent on a few products

We anticipate that most of our revenue growth in the future, if any, will come from our visual intelligence technologies within both the commercial and government market segments. We may not be able to successfully increase sales of our current product offering. Additionally, our efforts to market new products and enhancements to our existing products may not be successful. If we are unable to continue to develop our products or if we are not successful in marketing and selling our new products, our financial condition could be materially and adversely affected. Additionally, camera technology is changing rapidly and we cannot be sure that our technology will continue to be attractive to customers or that technological advances will not render some inventory items such as cameras and lenses obsolete.

Our success depends on our ability to protect our intellectual property

We rely on trademark, copyright and patent law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. If we are not successful in protecting our intellectual property, there could be a material adverse effect on our business.

While we believe that our issued patents and pending patent applications help to protect our business, there can be no assurance that:

• any patent can be successfully defended against challenges by third parties;
• pending patent applications will result in the issuance of patents;
our competitors or potential competitors will not devise new methods of competing with us that are not covered by our patents or patent applications;
• new prior art will not be discovered which may diminish the value of or invalidate an issued patent; or
• a third party will have or obtain one or more patents that prevent us from practicing features of our business or will require us to pay for a license to use those features.

Also, our patents, service marks or trademarks may be challenged and invalidated or circumvented. In addition, we are exposed to infringement of our intellectual property in foreign markets because our intellectual property is protected under United States laws that may not extend to foreign uses. We have been and are currently involved in litigation relating to the protection of intellectual property rights and could be involved in future litigation as third parties develop products that we believe infringe on our patents and other intellectual property rights. We have experienced attempts to misappropriate our technology, and we expect those attempts may continue. We have been involved in litigation in which our rights to technology have been challenged. The cost of such litigation, or the determination against us in this type of lawsuit, could have a material adverse effect on our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ Capital Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm’s audit of that assessment has required the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Our common stock currently does not meet the minimum bid price requirement to remain listed on the Nasdaq Capital Market. If we were to be delisted, it would have a negative impact on us and our stockholders.

Our common stock is traded on the Nasdaq Capital Market. There are various quantitative listing requirements for a company to remain listed on the Nasdaq Capital Market, including maintaining a minimum bid price of $1.00 per share of common stock. As of July 26, 2006, the bid price of our common stock had closed below the minimum $1.00 per share price requirement for 28 days. If our bid price remains below the minimum $1.00 per share price for thirty consecutive business days, we will not be in compliance with the requirements for continued inclusion under the Nasdaq Marketplace Rules.

Once we are notified by the Nasdaq of our non-compliance with the Nasdaq Capital Market $1.00 minimum bid price rule, we will have one hundred and eighty days to regain compliance. If at any time during this period the bid price of our common stock closes at $1.00 or more per share for a minimum of ten consecutive business days, Nasdaq will notify us that we are in compliance with the Rules. If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will notify us that our common stock will be delisted from The Nasdaq Capital Market, eliminating the only established trading market for our shares. We would then be entitled to appeal this determination to a Nasdaq Listing Qualifications Panel and request a hearing.

In the event we are delisted from the Nasdaq Capital Market, the Company and its shareholders would be negatively impacted. Under the terms of the Securities Purchase Agreement, dated June 23, 2006, if our common stock is not listed, we are required to pay monthly liquidated damages to the purchasers in an amount equal to 2% of the aggregate purchase price paid by such purchasers. In addition, we would be forced to list our shares on the OTC Electronic Bulletin Board or some other quotation medium, such as the pink sheets, depending on our ability to meet the specific listing requirements of those quotation systems. As a result, an investor might find it more difficult to trade, or to obtain accurate price quotations for, such shares. Delisting might also reduce the visibility, liquidity, and price of our voting common stock.

If we lose key members of our personnel, our future success could be limited

Our future success depends on our ability to attract and retain key management, engineering, technical and other personnel. In addition, we must recruit additional qualified management, engineering, technical and marketing and sales and support personnel for our operations. Competition for this type of personnel is intense, and we may not be successful in attracting or retaining personnel. We do not maintain key person life insurance for any of our personnel. The loss of the services of one or more members of our management group or other key employees or the inability to hire additional qualified personnel will limit our ability to grow our business.

Our success is dependent upon our ability to adapt to technological changes, and if we fail to do so, our offerings may become obsolete

We compete in a market characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are intensified by the emerging nature of the Internet and the multitude of companies offering Internet-based products and services. Thus, our success depends on our ability to adapt to rapidly changing technologies, to adapt our offerings to evolving industry standards and to continually improve the performance, features and reliability of our offerings in response to competitive products and shifting demands of the marketplace.

We may not be successful in expanding our business into international markets

A part of our long-term strategy has been to expand into international markets. The success of any additional foreign operations will be substantially dependent upon our entering and succeeding in those markets, including through distributors, joint ventures or other indirect strategies. We may experience difficulty in managing international operations as a result of competition, technical problems, distance, language or cultural differences.

As we manage our international efforts, we will be subject to a number of risks, including the following:

• failure of foreign countries to rapidly adopt digital imaging or other required technologies;
• unexpected changes in regulatory requirements;
• slower payment and collection of accounts receivable than in our domestic market; and
• political and economic instability.

We cannot assure you that we will be able to successfully market our products in foreign markets.

Conversion of Series B Preferred Stock into Common Stock and the payment of accrued dividends associated with such Preferred Stock could adversely affect stockholders

The holders of our Series B preferred stock may at their election convert each share of preferred stock into approximately 9.2 shares of our registered common stock. Accrued dividends on the preferred stock become due and payable upon such conversions. The holder of the preferred stock may elect to receive the dividends in additional common stock or cash. As a result, these conversions could require us to use available funds to finance dividends or dilute existing shareholders by introducing new common stock into the market. As a result, our financial condition or the market price of our common stock could be adversely affected.

The conversion price of our outstanding Series B preferred stock and the exercise price of some our outstanding warrants have been adjusted, and we may be required to make further adjustments in the future.

The conversion price for the senior notes and the exercise price of the warrants issued on June 26, 2006 are below the then-applicable conversion price of our outstanding Series B Preferred Stock and the applicable exercise price of some of our outstanding warrants. As such, the conversion price or exercise price, as the case may be, of such securities has been adjusted downward and, as a result, the amount of shares of common stock issuable upon conversion or exercise of such securities has been increased. As a result of the foregoing, we will be required to issue more shares of common stock upon the conversion or exercise of such securities, which will result in dilution of existing shareholders. Furthermore, if the Company elects to satisfy its interest obligations under the senior notes with common stock at an effective price below the adjusted conversion price or exercise price of such securities, the Company will need to make further downward adjustments, which would result in greater dilution to existing shareholders.

Our certificate of incorporation and bylaws contain anti-takeover provisions that may make it more difficult or expensive to acquire us in the future, which could negatively affect our stock price

Our amended and restated certificate of incorporation and amended and restated bylaws and applicable provisions of Delaware law contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. In addition, in October of 2000, our board of directors approved a stockholder rights plan that has the effect of making an acquisition of us prohibitively expensive unless our board of directors approves of the acquisition. The provisions of our certificate and bylaws and the Delaware General Corporation Law may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

Our market is highly competitive, and our business may suffer if we are unable to compete successfully

The market for our immersive products is rapidly evolving. The market for immersive products and services is also highly competitive. We compete with other providers of immersive imaging technology who develop and market products and services similar to ours. We expect additional competition from other emerging and established companies. There can be no assurance that the Company’s current and potential competitors will not develop products that are more effective than our current or future products, or that our products and technology will not be rendered obsolete by such developments. Some of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to promotion and sale of their products than us. Our business will suffer if we are unable to compete effectively.

Terrorist activities and resulting military and other actions could adversely affect our business

Terrorist attacks in recent years have disrupted commerce throughout the United States and other parts of the world. The continued threat of terrorism within the United States and abroad, and the continued military action and heightened security measures, may cost significant disruptions to global commerce. Such disruptions could result in a general decrease in corporate spending on information technology or our ability to effectively market and sell our products and services. Such events could have material adverse affect on our business.

Use of Proceeds

We will not receive any proceeds from the sale by any selling stockholder of the 13,000,000 shares of our common stock being offered in this prospectus. All of the proceeds will be received by the selling stockholders. If warrants that were issued to the selling stockholders to purchase 5,338,560 shares of our common stock are exercised for cash, we will receive estimated proceeds of approximately $5.289 million from the selling stockholders. All of such proceeds would be used for general corporate purposes including working capital. We will incur approximately $31,000 of expenses relating to the registration of the shares being offered and sold by the selling stockholders in this registration statement, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

Selling Stockholders

The maximum number of shares of Common Stock issuable by the Company pursuant to this transaction if shareholder approval is not obtained is 5,529,027 shares, or 19.99% of the Company’s outstanding shares on the closing date of the transaction. If shareholder approval is obtained, the number of shares issuable by the Company pursuant to the transaction is 13,000,000, which are comprised of:

•
7,661,440 shares of our common stock, which consist of (i) 5,208,338 shares issuable upon conversion of senior convertible notes issued on June 26, 2006 to accredited investors and (ii) up to an additional 2,453,102 shares that may be issued in lieu of monthly interest payments on the senior convertible notes; and

•	5,338,560 shares of our common stock issuable upon the exercise of warrants issued on June 26, 2006.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities, or the right to acquire voting or investment power within 60 days through the exercise of an option, warrant or right, through the conversion of a security, or through the power to revoke a trust. All shares of our common stock registered in this offering represent shares issued to each selling stockholder or shares that have been or may be acquired within 60 days of July 1, 2006. The percentage ownership is calculated based on 32,985,896 shares, which represents the number of shares of our common stock that were outstanding as of July 1, 2006. Except for our agreement to issue additional shares of our common stock upon exercise of the warrants as described above, none of the selling stockholders within the past three years has had any material relationship with us or any of our affiliates. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name, unless otherwise indicated in the table.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock To Be Offered	Shares of Common Stock Beneficially Owned After the Offering (1)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Iroquois Master Fund, Ltd. (2)	1,559,995 (17)	4.99%(17)	2,989,991	0	*
Rockmore Investment Master Fund Ltd (3)	1,559,995 (17)	4.99%(17)	1,690,000	0	*
Bonanza Master Fund Ltd. (4)	1,299,998	3.94%	1,299,998	0	*
Crescent International Ltd. (5)	779,997	2.36%	779,997	0	*
Hudson Bay Fund LP (6)	311,999	0.95%	311,999	0	*
Hudson Bay Overseas Fund LTD (7)	78,003	0.24%	78,003	0	*
Knott Partners, L.P (8)	626,601	1.90%	626,601	0	*
Matterhorn Offshore Fund, Ltd. (9)	930,798	2.82%	930,798	0	*
Common Fund Hedged Equity Co. (10)	75,407	0.23%	75,407	0	*
Shoshone Partners, L.P. (11)	397,804	1.21%	397,804	0	*
Good Steward Trading Co. SPC (12)	23,405	0.07%	23,405	0	*
Finderne LLC (13)	26,001	0.08%	26,001	0	*
Nite Capital LP (14)	1,559,995	4.99%	1,559,995	0	*
C.E. Unterberg, Towbin Capital Partners I, L.P. (15)	1,559,995 (17)	4.99%(17)	1,690,000	0	*
Bristol Investment Fund, Ltd. (16)	520,001	1.58%	520,001	0	*
*  Less than 1%.

(1)  Because the selling stockholders may choose not to sell any of the shares offered by this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares that any of the selling stockholders will hold after completion of this offering. For purposes of this table, we have assumed that each of the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of this offering.
(2)  Joshua Silverman has voting and investment control over the securities held by Iroquois Master Fund, Ltd. Mr. Silverman disclaims beneficial ownership of such shares.
(3)  Bruce Bernstein and Brian Daly have voting control and investment discretion over the shares owned by Rockmore Investment Master Fund Ltd. Messrs. Bernstein and Daly
       disclaim beneficial ownership of such shares.
(4)  Bernay Box has voting control and investment discretion over the shares owned by Bonanza Master Fund Ltd. Mr. Box disclaims beneficial ownership of such shares.
(5)  Maxi Brezzi and Bachir Taleb - Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd.  Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.
(6)  Yoav Roth and John Doscas share voting and investment discretion over the shares owned by Hudson Bay Fund, L.P. Messers. Roth and Doscas disclaim beneficial ownership of such shares.
(7)  Yoav Roth and John Doscas share voting and investment discretion over the shares owned by Hudson Bay Overseas Fund, Ltd. Messers. Roth and Doscas disclaim beneficial ownership of such shares.
(8)  David M. Knott has voting control and investment discretion over the shares owned by Knott Partners, LP. Mr. Knott disclaims beneficial ownership of such shares.
(9)  David M. Knott has voting control and investment discretion over the shares owned by Matterhorn Offshore Fund, Ltd. Mr. Knott disclaims beneficial ownership of such shares.
(10)  David M. Knott has voting control and investment discretion over the shares owned by Common Fund Hedged Equity Co. Mr. Knott disclaims beneficial ownership of such shares.
(11)  David M. Knott has voting control and investment discretion over the shares owned by Shoshone Partners, L.P. Mr. Knott disclaims beneficial ownership of such shares.
(12)  David M. Knott has voting control and investment discretion over the shares owned by Good Steward Trading Company SPC. Mr. Knott disclaims beneficial ownership of such shares.
(13)  David M. Knott has voting control and investment discretion over the shares owned by Finderne LLC. Mr. Knott disclaims beneficial ownership of such shares.
(14)  Keith Goodman, Manager of the General Partner of Nite Capital, LP, exercises investment and voting control over the shares owned by Nite Capital, LP.  Mr. Goodman disclaims beneficial ownership of the securities owned by Nite Capital, LP.
(15)  Andrew Arno, a managing member of the General Partners of C.E. Unterberg, Towbin Capital Partners, I. L.P., exercises investment and voting control over the shares owned by
         C.E. Unterberg, Towbin Capital Partners, I. L.P.  Mr. Arno disclaims beneficial ownership of the securities owned by C.E. Unterberg, Towbin Capital Partners, I. L.P.
(16)  Paul Kesser, the manager of Bristol Capital Advisors, LLC, which is the investment manager of Bristol Invesment Fund, Ltd., exercises investment and voting control over the shares owned by Bristol Investment Fund, Ltd. Mr. Kesser disclaims beneficial ownership of the securities owned by Bristol Investment Fund, Ltd.
(17) Iroquois Master Fund, Ltd., Rockmore Investment Master Fund Ltd. and by C.E. Unterberg, Towbin Capital Partners, I. L.P., are subject to a maximum ownership interest of 4.99%
        of the outstanding shares of IPIX. Without such a restriction, Iroquois Master Fund, Ltd., Rockmore Investment Master Fund Ltd. and by C.E. Unterberg, Towbin Capital Partners,
        I. L.P. would exercise investment and voting control over 2,989,991, 1,690,000 and 1,690,000 shares respectively, representing a 9.06%, 5.12% and 5.12% interest respectively.

Plan of Distribution

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

Legal Matters

The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee.

Experts

The consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended, the related consolidated financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting appearing in our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Armanino McKenna LLP, independent registered public accounting firm, as set forth in their reports dated March 21, 2006 (which contains an explanatory paragraph referring to the uncertainty of the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements), which is incorporated by reference in this Form S-3. Such consolidated financial statements and related consolidated financial statement schedule and management’s assessment are incorporated by reference in this prospectus in reliance upon such reports given on the authority of Armanino McKenna LLP as experts in accounting and auditing.

The financial statements as of December 31, 2003 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file annual and quarterly, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.. These filings and other information may also be inspected without charge at a Web site maintained by the SEC. The address of the site is http://www.sec.gov.

This prospectus provides you with a general description of the common stock being registered. The prospectus is part of the registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

Statements contained herein as to the contents of any contract or any other document referred to are not necessarily complete, and where such contract or other document is an exhibit to a document we have filed with the SEC, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made.

Incorporation of Certain Documents by Reference

The documents listed in paragraphs (1) through (4) below have been filed with the Securities and Exchange Commission (the “SEC”) and are hereby incorporated by reference into this Registration Statement. All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereto from the date of filing of such documents.  In no event, however, will any information that we furnish under any Item of any Current Report on Form 8-K or other information that we may from time-to-time furnish to the SEC (rather than file) be incorporated by reference into, or otherwise become a part of, this prospectus.

(1)
our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 21, 2006, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 1, 2006, as further amended by Amendment No. 2 of Form 10-K/A filed with the SEC of May 10, 2006;

(2)	our Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 10, 2006;

(3)	our Current Reports on Form 8-K filed with the SEC on March 3, 2006, March 16, 2006, June 26, 2006, July 11, 2006 and July 19, 2006;

(4)
the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on June 14, 1999, including any amendment or report filed for the purpose of updating such description.

You may request a copy of any or all of the filings listed above and incorporated by reference into this prospectus (including exhibits to such filings), at no cost, upon written or oral request to our executive offices at the following address:

IPIX Corporation
12120 Sunset Hills Road, Suite 410
Reston, Virginia 20190
Attention:  Robert Emery
Telephone:  (703) 674-4100

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with this offering, other than underwriting commissions and discounts, all of which are estimated except for the SEC registration fee.

Item	Amount
SEC registration fee	$778.96
Legal fees and expenses	10,000
Accounting fees and expenses	15,000
Miscellaneous expenses	5,000
Total	$30,778.96

Item 15.  Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.

This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by us and approved by a majority of our Board of Directors, that alleges (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other willful breach of such director or executive officer’s duty to us or our stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We also have directors’ and officers’ liability insurance.

Item 16.  Exhibits.

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File No. 333-80639)).
3.1(a)	Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Form S-1 as filed with the Commission on March 17, 2000).
3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Form 10-Q as filed with the Commission on November 14, 2000).
3.3	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated herein by reference to Form 8-A as filed with the Commission on November 2, 2000).
3.3	Amended Certificate of Designations of Series B Preferred Stock (incorporated herein by reference to Form 8-K as filed with the Commission on October 3, 2001).
4.1	Form of certificate representing the common stock, $.001 par value per share of IPIX Corporation (incorporated herein by reference to Form 10-K as filed with the Commission on March 29, 2000).
4.2	Rights Agreement dated October 31, 2000 between IPIX Corporation and EquiServe (incorporated herein by reference to Form 8-A as filed with the Commission on November 2, 2000).
4.3
Registration Rights Agreement dated May 14, 2001 between IPIX Corporation and Image Investors Portfolio, a separate series of Memphis Angels, LLC (incorporated herein by reference to Form 8-K as filed with the Commission on May 29, 2001).

4.4
Registration Rights Agreement dated April 4, 2004 between IPIX Corporation and institutional investors named therein (incorporated by reference to Form 8-K as filed with the Commission on April 7, 2004).

4.5	Form of Note, dated as of June 26, 2006, by and among IPIX Corporation and the Purchasers (incorporated by reference to Form 8-K as filed with the Commission on June 26, 2006).
4.6	Form of Warrant A, dated as of June 26, 2006, by and among IPIX Corporation and the Purchasers (incorporated by reference to Form 8-K as filed with the Commission on June 26, 2006).
4.7	Form of Warrant B, dated as of June 26, 2006, by and among IPIX Corporation and the Purchasers (incorporated by reference to Form 8-K as filed with the Commission on June 26, 2006).
5.1#	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding legality of securities
10.1*	Employment Agreement dated July 1, 2001, between IPIX Corporation and Donald W. Strickland (incorporated herein by reference to Form 10-Q as filed with the Commission on August 14, 2001).
10.2*	Employment Agreement dated July 1, 2001, between IPIX Corporation and Paul A. Farmer (incorporated herein by reference to Form 10-Q as filed with the Commission on August 14, 2001).
10.3*	Employment Agreement dated July 1, 2001 between IPIX Corporation and Sarah Pate (incorporated herein by reference to Form 10-K as filed with the Commission on March 31, 2003).
10.4	Reserved
10.5*	Amended and Restated IPIX Corporation 2001 Equity Incentive Plan (incorporated herein by reference to Form S-8 as filed with the Commission on January 16, 2002).
10.6*	Amended and Restated 1997 Equity Compensation Plan (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139).
10.7*	Amended and Restated 1998 Employee, Director and Consultant Stock Plan (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139)).
10.8*	1999 Employee Stock Purchase Plan (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139)
10.9*	2000 Equity Incentive Plan (incorporated herein by reference to Form S-8 as declared effective on June 27, 2000 (File No. 333-40160).
10.10*	PictureWorks Technology, Inc. 1994 Stock Option Plan (incorporated herein by reference to Form S-8 as declared effective on May 2, 2000 (File No. 333-36068))
10.11*	PictureWorks Technology, Inc. 1996 Stock Option Plan (incorporated herein by reference to Form S-8 as declared effective on May 2, 2000 (File No. 333-36068))
10.12*	PictureWorks Technology, Inc. 1997 Stock Option Plan (incorporated herein by reference to Form S-8 as declared effective on May 2, 2000 (File No. 333-36068))
10.13
Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File No. 333-80639)).

10.14*	Separation Agreement dated September 16, 2004, between IPIX Corporation and Donald W. Strickland (incorporated by reference to Form 8-K as filed with the Commission on September 21, 2004).
10.15 *	Employment Agreement dated September 16, 2004 between IPIX Corporation and Clara M. Conti (incorporated herein by reference to Form 10-Q as filed with the Commission on November 15, 2004).
10.16*	Separation Agreement dated January 25, 2005, between IPIX Corporation and Paul A. Farmer (incorporated herein by reference to Form 8-K as filed with the Commission on January 31, 2005).
10.17	Lease dated February 3, 2005, between IPIX Corporation and Oak Ridge Technical Center Partners — One, LP
10.18
Patent Purchase, License and Repurchase Agreement dated February 11, 2005, between IPIX Corporation and AdMission Corporation (incorporated by reference to Form 8-K filed with the Commission on February 17, 2005).

10.19
Trademark/Service Mark License Agreement dated February 11, 2005, between IPIX Corporation and AdMission Corporation (incorporated by reference to Form 8-K filed with the Commission on February 17, 2005).

10.20	Letter Agreement dated October 25, 2004, between IPIX Corporation and Kara Brand (incorporated by reference to Form 8-K filed with the Commission on April 4, 2005).
10.21	Letter Agreement dated March 29, 2005, between IPIX Corporation and Kara Brand (incorporated by reference to Form 8-K filed with the Commission on April 4, 2005).
10.22	Employment Agreement effective April 1, 2005, between IPIX Corporation and Charles A. Crew (incorporated by reference to Form 8-K filed with the Commission on April 4, 2005).
10.23	Lease Agreement dated February 15, 2000, by and between R.E.C. Partners, L.P. and Thomas Group, Inc. (incorporated by reference to Form 10-Q filed with the Commission on May 10, 2005).
10.24	Sublease Agreement dated April 18, 2005, between Thomas Group, Inc. and IPIX Corporation (incorporated by reference to Form 10-Q filed with the Commission on May 10, 2005).
10.25	Securities Purchase Agreement dated June 21, 2005, among IPIX Corporation and each of the purchasers (incorporated by reference to Form 8-K filed with the Commission on June 23, 2005).
10.26	Separation Agreement dated February 27, 2006, between IPIX Corporation and Charles A. Crew (incorporated by reference to Form 8-K filed with the Commission on March 3, 2006).
10.27
Amendment A Termination of Lease dated March 13, 2006, by and between IPIX Corporation and Oak Ridge Technical Center Partners - One, L.P. (incorporated by reference to Form 8-K filed with the Commission on March 16, 2006).

10.28	Securities Purchase Agreement, dated as of June 23, 2006, by and among IPIX Corporation and the Purchasers (incorporated by reference to Form 8-K as filed with the Commission on June 26, 2006).
10.29	Security Agreement, dated as of June 23, 2006, by and among IPIX Corporation and the Purchasers (incorporated by reference to Form 8-K as filed with the Commission on June 26, 2006).
14.1	Code of Ethics for Chief Executive Officer and Senior Financial Officers (incorporated by reference to Form 10-K filed with the Commission on March 30, 2004)
14.2	Code of Business Conduct and Ethics (incorporated by reference to Form 10-K filed with the Commission on March 30, 2004)
16.1	Letter dated June 15, 2004 regarding change in certifying accountant (incorporated by reference to Form 8-K filed with the Commission on June 18, 2004).
21.1	Subsidiaries of the Registrant (incorporated herein by reference to Form 10-K filed with the Commission on March 31, 2004).
23.1**	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Armanino McKenna LLP
23.3#	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (contained in Exhibit 5.1)
24.1#	Power of Attorney (included on signature page)
*	Executive Compensation Plan or Agreement
#	Filed Herewith
**	To be filed by amendment

Item 17.  Undertakings

(a) Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) promulgated under the Securities Act that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B promulgated under the Securities Act:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) promulgated under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) promulgated under the Securities Act as part of a registration statement in reliance on Rule 430B promulgated under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) promulgated under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) promulgated under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B promulgated under the Securities Act or other than prospectuses filed in reliance on Rule 430A promulgated under the Securities Act shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of each undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of each undersigned registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of each undersigned registrant or used or referred to by each undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about each undersigned registrant or its securities provided by or on behalf of each undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by each undersigned registrant to the purchaser.

(b) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) Each undersigned registrant hereby undertakes that,

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Reston, state of Virginia, on July 26, 2006.

IPIX CORPORATION

By: /s/ CLARA M. CONTI
Clara M. Conti
President, Chief Executive Officer and
Interim Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of IPIX Corporation, do hereby severally constitute and appoint Clara M. Conti, Robert Emery and Matthew S. Heiter and each of them our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ CLARA M. CONTI	Director, President, Chief Executive Officer and Interim Chief Financial Officer	July 26, 2006
Clara M. Conti	(Principal Executive Officer and Interim Principal Accounting Officer)

/s/ JAMES H. HUNT	Director	July 26, 2006
James H. Hunt

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding legality of securities
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Armanino McKenna LLP*
23.3	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*To be filed by amendment.

EXHIBIT 5.1

[BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC LETTERHEAD]

July 26, 2006

Board of Directors
IPIX Corporation
12120 Sunset Hills Road, Suite 410
Reston, Virginia 20190

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for IPIX Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act") for the registration for resale by selling stock holders of 13,000,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of the Company, which consists of (i) 5,208,338 shares issuable upon conversion of senior convertible notes issued on June 26, 2006 to accredited investors (the “Conversion Shares”), (ii) up to an additional 2,453,102 shares that may be issued in lieu of monthly interest payments upon the conversion of the senior convertible (the “Interest Shares”), and 5,338,560 shares of our common stock issuable upon the exercise of warrants issued on June 26, 2006 (the “Warrant Shares”). The Conversion Shares, Interest Shares and the Warrant Shares were originally issued in a private placement completed on June 26, 2006. We are furnishing this opinion letter pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the SEC’s Regulation S-K.

For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that authorizes the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited in all respects to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

Based upon and subject to the foregoing, it is our opinion that (i) the Conversion Shares will be validly issued, fully paid and non-assessable when the Senior Notes validly converted and such Conversion Shares have been issued in accordance with the terms of the Senior Notes, (ii) the Interest Shares will be validly issued, fully paid and non-assessable when the Interest Shares have been issued in accordance with the terms of the Senior Notes and (iii) the Warrant Shares will be validly issued, fully paid and non-assessable upon payment of the exercise price in accordance with the terms of the Warrants.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of the name of our firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC